                                                                   EXHIBIT 99.1


                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                   FOR MORE INFORMATION CONTACT:
                                                 Investor Relations 214.904.2288

                      MARIA MILLER JOINS DAVE & BUSTER'S AS
                        SENIOR VICE PRESIDENT - MARKETING

          ~ PROVEN MARKETING PROFESSIONAL TO FOCUS ON REVENUE GROWTH ~

         DALLAS (May 30, 2003) -- Dave & Buster's, Inc. (NYSE: DAB) announced that Maria Miller has joined the Company as Senior Vice President - Marketing effective May 19, 2003. Ms. Miller brings over 20 years of successful, strategic marketing expertise across a range of industries including consumer products, financial services, travel and e-commerce. Her management career includes executive-level marketing responsibilities including Senior Vice President of Marketing for Avis Rent A Car and Vice President - Platinum Card Operations for American Express, as well as brand management experience at American Cyanamid and General Foods. Most recently she was involved with an Internet start-up and was a principal and co-founder of a marketing and business development consulting firm.

         "Our operations focus is two-fold: improve the performance of our stores and increase revenues," said Buster Corley, co-founder, CEO and COO of Dave & Buster's. "As discussed in earlier news releases, we are already implementing strategies to improve our performance, and Maria will lead our marketing team toward our goal of revenue growth. She brings a wealth of successful experience in top-notch companies that will be very beneficial for us."

         "We are confident that Maria can develop and implement the type of marketing strategies we need," said Dave Corriveau, co-founder and president of Dave & Buster's. "She will be responsible for creating programs that will increase traffic and sales at our stores, and she's got the support of the entire management team."

         "I'm delighted to be joining a company with such an exciting, proven concept," said Miller. "Dave & Buster's has serious food, outrageous fun and they know how to execute their business. We will be developing programs to attract even more guests to the terrific things that Dave & Buster's has to offer. It's great to be part of such a motivated, professional team."

         Celebrating over 20 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts, with 32 Dave & Buster's locations throughout the United States. Additionally, Dave & Buster's has international agreements for the Pacific Rim, Canada, the Middle East and Mexico.

                                       ###